Exhibit 19

Execution Version

RELEASE

This RELEASE, dated as of November 8, 2015 (this “Agreement”), is entered into by and among (i) AR Capital, LLC (“AR Capital”), (ii) Nicholas S. Schorsch, Peter M. Budko, William M. Kahane, Edward M. Weil, Jr. and Brian S. Block (each, an “ARC Principal” and collectively, the “ARC Principals”), (iii) RCS Capital Corporation (“RCAP”) and RCS Capital Holdings, LLC (“RCS Holdings”) and (iv) Luxor Capital Partners LP (“Luxor”). Each of the foregoing are collectively referred to herein as the “Parties” and each individually as a “Party.”

RECITALS

A.           WHEREAS, on August 6, 2015 (i) AMH Holdings (Cayman), L.P. (“AMH”), AR Capital and AR Global, LLC entered into a Transaction Agreement (the “Transaction Agreement”) and (ii) AMH and each of Nicholas S. Schorsch, Peter M. Budko, William M. Kahane, Edward M. Weil, Jr. and Brian S. Block entered into a Guaranty and Support Agreement (the “Guaranty Agreement”), and the parties to the Transaction Agreement and Guaranty Agreement are terminating such agreements pursuant to a termination and release agreement entered into concurrently with this Agreement.

B.           WHEREAS, on August 6, 2015 Apollo Management Holdings, L.P., RCAP and RCS Holdings entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”), and the parties to the Purchase Agreement are amending the Purchase Agreement as of the date hereof (the “Amended Purchase Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the Parties hereto hereby agree as follows:

AGREEMENT

1.           Mutual Releases; Covenants Not to Sue.

(a)          AR Capital and the ARC Principals, for and on behalf of themselves and the ARC Related Parties (as defined below), do hereby unequivocally release and discharge (1) RCAP and RCS Holdings and any of their former and current subsidiaries, equity holders, directors, officers, employees, agents, affiliates, members, managers, successors or assignees or any former or current subsidiary, equity holder, director, officer, employee, agent, affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing (other than the ARC Related Parties) (collectively, the “RCAP Related Parties”) and (2) Luxor and any of its former and current subsidiaries, equity holders, directors, officers, employees, agents, affiliates, members, managers, successors or assignees or any former or current subsidiary, equity holder, director, officer, employee, agent, affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing (collectively, the “Luxor Related Parties”), from any and all past, present or future liabilities, actions, claims or damages of any kind or nature, in law, equity or otherwise, asserted or that could have been asserted, under any Applicable Law to which a Party is subject or otherwise, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, anticipated or unanticipated, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, liquidated or not liquidated, fixed or contingent, whether or not concealed or hidden, from the beginning of time until the date of execution of this Agreement, that in any way, and to the extent, arises from or out of, are based upon, or are in connection with or relate in any way to or involve, directly or indirectly, any of the actions, transactions, occurrences, statements, representations, misrepresentations, omissions, allegations, facts, practices, events, claims or any other matters, things or causes whatsoever, or any series thereof, that were, could have been, or in the future can or might be alleged, asserted, set forth or claimed, directly or indirectly, based on: (i) the Transaction Agreement, the Guaranty Agreement and the Purchase Agreement (collectively, the “Transaction Documents”), (ii) any breach, non-performance, action or failure to act under any of the Transaction Documents, (iii) the Amended Purchase Agreement and the transactions contemplated thereby, (iv) the events leading to the termination of the Transaction Agreement and the Guaranty Agreement and the execution of the Amended Purchase Agreement, (v) any deliberations or negotiations in connection with the Transaction Documents, and (vi) any SEC filings, public filings, periodic reports, press releases, proxy statements or other statements issued, made available or filed relating, directly or indirectly, to the transactions contemplated by the Transaction Documents (collectively, the “ARC Released Claims”); provided, however, that no Party shall be released from any breach, non-performance, action or failure to act under this Agreement occurring on or after the date hereof.

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(b)          Each of RCAP and RCS Holdings, for and on behalf of itself and the RCAP Related Parties, does hereby unequivocally release and discharge (1) AR Capital, the ARC Principals and any of their former and current subsidiaries, equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners, spouses, heirs, trusts, trustees, successors, assignees, or any former or current subsidiary, equity holder, controlling person, director, officer, employee, agent, affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing (collectively, the “ARC Related Parties” and, together with the Luxor Related Parties and the RCAP Related Parties, the “Related Parties”), and (2) the Luxor Related Parties, from any and all past, present or future liabilities, actions, claims or damages of any kind or nature, in law, equity or otherwise, asserted or that could have been asserted, under any Applicable Law to which a Party is subject or otherwise, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, anticipated or unanticipated, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, liquidated or not liquidated, fixed or contingent, whether or not concealed or hidden, from the beginning of time until the date of execution of this Agreement, that in any way, and to the extent, arises from or out of, are based upon, or are in connection with or relate in any way to or involve, directly or indirectly, any of the actions, transactions, occurrences, statements, representations, misrepresentations, omissions, allegations, facts, practices, events, claims or any other matters, things or causes whatsoever, or any series thereof, that were, could have been, or in the future can or might be alleged, asserted, set forth or claimed, directly or indirectly, based on: (i) the Transaction Documents and the transactions contemplated by the Transaction Documents, (ii) any breach, non-performance, action or failure to act under any of the Transaction Documents, (iii) the Amended Purchase Agreement and the transactions contemplated thereby, (iv) the events leading to the termination of the Transaction Agreement and the Guaranty Agreement and the execution of the Amended Purchase Agreement, (v) any deliberations or negotiations in connection with the Transaction Documents, and (vi) any SEC filings, public filings, periodic reports, press releases, proxy statements or other statements issued, made available or filed relating, directly or indirectly, to the transactions contemplated by the Transaction Documents (collectively, the “RCAP Released Claims”); provided, however, that no Party shall be released from any breach, non-performance, action or failure to act under this Agreement occurring on or after the date hereof.

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(c)          Luxor, for and on behalf of itself and the Luxor Related Parties, does hereby unequivocally release and discharge (1) the ARC Related Parties and (2) the RCAP Related Parties, from any and all past, present or future liabilities, actions, claims or damages of any kind or nature, in law, equity or otherwise, asserted or that could have been asserted, under any Applicable Law to which a Party is subject or otherwise, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, anticipated or unanticipated, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, liquidated or not liquidated, fixed or contingent, whether or not concealed or hidden, from the beginning of time until the date of execution of this Agreement, that in any way, and to the extent, arises from or out of, are based upon, or are in connection with or relate in any way to or involve, directly or indirectly, any of the actions, transactions, occurrences, statements, representations, misrepresentations, omissions, allegations, facts, practices, events, claims or any other matters, things or causes whatsoever, or any series thereof, that were, could have been, or in the future can or might be alleged, asserted, set forth or claimed, directly or indirectly, based on: (i) the Transaction Documents and the transactions contemplated by the Transaction Documents, (ii) any breach, non-performance, action or failure to act under any of the Transaction Documents, (iii) the Amended Purchase Agreement and the transactions contemplated thereby, (iv) the events leading to the termination of the Transaction Agreement and the Guaranty Agreement and the execution of the Amended Purchase Agreement, (v) any deliberations or negotiations in connection with the Transaction Documents, and (vi) any SEC filings, public filings, periodic reports, press releases, proxy statements or other statements issued, made available or filed relating, directly or indirectly, to the transactions contemplated by the Transaction Documents (collectively, the “Luxor Released Claims” and, together with the ARC Released Claims and the RCAP Released Claims, the “Released Claims”); provided, however, that no Party shall be released from any breach, non-performance, action or failure to act under this Agreement occurring on or after the date hereof.

(d)          It is understood and agreed that, except as provided in the provisos to Section 1(a), Section 1(b) and Section 1(c), the preceding paragraphs are a full and final release covering all known as well as unknown or unanticipated debts, claims or damages of each of the Parties and their respective Related Parties relating to or arising out of the Transaction Documents. Therefore, each of the Parties expressly waives any rights it may have under any statute or common law principle under which a general release does not extend to claims which such Party does not know or suspect to exist in its favor at the time of executing the release, which if known by such Party must have affected such Party’s settlement with the other, including, without limitation, Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

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In connection with such waiver and relinquishment, the Parties acknowledge that they or their attorneys or agents may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the Released Claims, but that it is their intention hereby fully, finally and forever to settle and release all of the Released Claims. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete mutual releases with regard to the Released Claims notwithstanding the discovery or existence of any such additional or different claim or fact.

(e)          Each Party, on behalf of itself and its respective Related Parties, hereby covenants to each other Party and their respective Related Parties not to, with respect to any Released Claim, directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the investigation, filing, reporting or prosecution by such Party or its Related Parties or any third party of a suit, arbitration, mediation, or claim against any other Party and/or its Related Parties relating to any Released Claim. The covenants contained in this Section 2 shall survive this Agreement indefinitely regardless of any statute of limitations.

(f)          From and following date hereof, each of RCAP and RCS Holdings agrees to defend, indemnify and hold harmless the ARC Related Parties (the “Indemnified Parties”) from and against any and all damages, losses, liabilities, claims, demands, suits, judgments, costs and expenses (including reasonable legal fees and expenses) incurred or suffered by the Indemnified Parties as a result of any claim made by any third party to the extent such claim relates primarily to or arises from changes to the Purchase Agreement reflected in the Amended Purchase Agreement (the “Indemnifiable Claims”) and upon request of AR Capital, RCAP shall advance reasonable expenses in connection with any defense of any Indemnifiable Claim or any action or proceeding arising therefrom. The right of the Indemnified Parties to any indemnification or advancement of expenses shall be subordinated as to payment to (and only to) both (i) the First Lien Credit Agreement (as in effect from time to time, the “First Lien Credit Agreement”) and (ii) the Second Lien Credit Agreement (as in effect from time to time, the “Second Lien Credit Agreement”), each dated as of April 29, 2014, as amended (together, the “Credit Agreements”) and notwithstanding anything to the contrary in this Agreement, RCAP shall not, and shall not permit any of its subsidiaries to, make, and none of the Indemnified Parties shall, directly or indirectly, receive, any payment with respect to such indemnification or advancement of expenses until 91 days after (A) indefeasibly paying all outstanding Term Loans and Revolving Loans and all other Obligations in full in cash and permanently reducing all Commitments (including, without limitation, the Revolving Credit Commitments) to zero (as such terms in this clause (A) are defined in the First Lien Credit Agreement) (the “Discharge of First Lien Obligations”) and (B) indefeasibly paying all outstanding Term Loans and all other Obligations in full in cash (as such terms in this clause (B) are defined in the Second Lien Credit Agreement) (the “Discharge of Second Lien Obligations”). In the event any Indemnified Party receives a payment in contravention of the preceding sentence, such Indemnified Party shall promptly pay over and deliver such payment to the Collateral Agent (as defined in the First Lien Credit Agreement) (the “First Lien Collateral Agent”), so long as the Discharge of First Lien Obligations has not occurred, and then to the Collateral Agent (as defined in the Second Lien Credit Agreement) (the “Second Lien Collateral Agent” and, together with the First Lien Collateral Agent, the “Collateral Agents”), and pending such payment over shall hold such payment in trust for the benefit of the Collateral Agents (or, after the Discharge of First Lien Obligations, the Second Lien Collateral Agent). No amendment to the provisions of this paragraph shall be effective without the consent of the Collateral Agents. The Collateral Agents and Secured Parties (as defined in the Credit Agreement) are intended third party beneficiaries of this paragraph and have relied on this paragraph.

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2.           Non-Disparagement. Each Party agrees to not, directly or indirectly, make or ratify any statement, public or private, oral or written (including concerning the Transaction Documents, the participation or involvement of the Parties in the transactions contemplated by the Transaction Documents or the Amended Purchase Agreement or the reasons for or any of the events or circumstances surrounding the termination of the transactions contemplated by the the termination of the Transaction Agreement and the Guaranty Agreement and the execution of the Amended Purchase Agreement that disparages the business reputation of the other Parties or their respective Related Parties; provided that nothing herein will (i) prevent Luxor from making (a) any public statements that Luxor has a reasonable basis for believing are true or (b) any private statements, (ii) prevent any Party from making truthful statements as may be required by Applicable Law to which a Party is subject or (iii) expand the scope of the releases contained in this Agreement.

3.          Public Announcements. The initial press release concerning this Agreement shall be a press release in the form agreed by the Parties (other than Luxor) as set forth on Annex A and thereafter the Parties shall consult with each other (and obtain the other party’s consent) before any Party (or its Affiliates) issues any press release or otherwise makes any public statements with respect to the transactions contemplated by this Agreement, except (a) as may be required by any Applicable Law to which a Party is subject if the Party issuing such press release or other public statement has, to the extent practicable, provided the other Parties (other than Luxor) with an opportunity to review and comment or (b) any press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, in each case under this clause (b) to the extent such disclosure is still accurate; provided that no such press release shall make any reference to Luxor or any Luxor Related Parties without the Luxor’s prior written consent.

4.           Representations of the Parties.

(a)          Each Party represents and warrants to the other Parties as follows:

(i)          Such Party has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Party of this Agreement, the performance of its obligations hereunder and its consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary action of such Party, as applicable, and no other action on the part of such Party, is necessary to authorize the execution and delivery by such Party of this Agreement, the performance by it of its obligations hereunder and its consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Party, and, assuming the due authorization, execution and delivery by the other Parties, constitute legal and binding obligations of such Party, enforceable against such Party in accordance with its terms, except as (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

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(ii)         The execution and delivery by such Party of this Agreement does not, and the consummation of the transactions contemplated hereby and the performance of its obligations hereunder will not (with or without the giving of notice, the termination of any grace period or both): (a) violate, conflict with, or result in a breach or default under any provision of the organizational documents of such Party, as applicable or (b) (x) violate any Applicable Law to which a Party is subject, (y) violate, result in a violation or breach by such Party of, or cause the termination, acceleration or cancellation or the loss, impairment or alteration of any right or benefit under, or conflict with or constitute a default (or give rise to a right of termination, acceleration, cancellation or the loss, impairment or alteration of any right or benefit under, any contract to which such Party is a party or by which any of its respective properties is bound, whether with the passage of time, giving of notice, or both or (z) result in the creation of any lien on the assets or properties of such Party, except, in the cases of clauses (x), (y) and (z), for any such violation, breach, termination, acceleration, conflict, default or lien as would not, individually or in the aggregate, prohibit or materially impair the ability of such Party to consummate the transactions contemplated by this Agreement or perform its obligations hereunder on a timely basis.

(b)          AR Capital represents and warrants to Luxor that, there are no agreements, side letters or arrangements (written or oral) among AR Capital, on the one hand, and RCAP and/or AMH and/or any of their respective affiliates, on the other hand, with respect to, or in any way relating to, the termination of the Transaction Agreement and the Guaranty Agreement and the execution of the Amended Purchase Agreement that have not been disclosed (and provided in the case of written materials, if any) to Luxor.

(c)          RCAP represents and warrants to Luxor that, there are no agreements, side letters or arrangements (written or oral) among RCAP, on the one hand, and [AMH] and/or AR Capital and/or any of their respective affiliates, on the other hand, with respect to, or in any way relating to, the termination of the Transaction Agreement and the Guaranty Agreement and the execution of the Amended Purchase Agreement (and provided in the case of written materials, if any) to Luxor.

5.          Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail with postage prepaid and return receipt requested or sent by commercial overnight courier, courier fees prepaid (if available; otherwise, by the next best class of service available), to the parties at the following addresses:

If to AR Capital or any of the ARC Principals, addressed as follows:

405 Park Avenue, 14th Floor

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New York, NY 10022
Attn: Jesse C. Galloway

Email: jgalloway@arlcap.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:       Lee Meyerson

                         Elizabeth Cooper

Email: lmeyerson@stblaw.com

     ecooper@stblaw.com

If to RCAP or RCS Holdings, to it at:

RCS Capital Corporation

405 Park Ave

New York, NY 10022

Attention: General Counsel
Email: JTanaka@rcscapital.com

Fax: 646-861-7743

with a copy (which shall not constitute notice) to:

Dechert LLP

1095 Avenue of the Americas
New York, NY 10036

Attn: Martin Nussbaum

Email: Martin.Nussbaum@dechert.com
Fax: (212) 698-0496

If to Luxor, to it at:

Luxor Capital Partners, LP

1114 Avenue of the Americas, 29th Floor

New York, NY 10036

Attention: Norris Nissim

Email: legal@luxorcap.com

Facsimile: (212) 763-8001

with a copy to:

with a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

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New York, NY 10036

Attention: Gregory Horowitz

Facsimile: (212) 715-8000

Email: ghorowitz@kramerlevin.com

or to such other Person or address as any party shall specify by notice in writing to the other parties in accordance with this Section 5. All such notices or other communications shall be deemed to have been received on the date of the personal delivery, on the third Business Day after the mailing or dispatch thereof, or in the case of electronic mail or facsimile transmission, on the date received, subject to confirmation of receipt; provided that notice of change of address shall be effective only upon receipt.

6.          Entire Agreement. This Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, of the parties with respect to the subject matter hereof.

7.          Amendments and Waiver. This Agreement may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of the Parties. Any Party that is entitled to the benefits hereof may waive compliance with any of the agreements of any other Party contained herein. Any agreement on the part of a Party to any such waiver shall be valid if set forth in an instrument in writing signed and delivered on behalf of such Party. Waivers shall operate to waive only the specific matter described in the writing and shall not impair the rights of the party granting the waiver in other respects or at other times. A Party’s waiver of a breach of a provision of this Agreement, or failure (on one or more occasions) to enforce a provision of, or to exercise a right under, this Agreement, shall not constitute a waiver of a similar breach, or of such provision or right other than as explicitly waived.

8.          Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.          Governing Law. This Agreement shall be governed in all respects (including as to validity, interpretation and effect) by the internal laws of the State of New York, without giving effect to any conflict of laws rules or principles that would require or permit the application of another jurisdiction’s laws.

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10.         Jurisdiction of Disputes. Each party hereby irrevocably agrees that any action or proceeding arising out of any dispute in connection with this Agreement, any rights or obligations hereunder or the performance of such rights or obligations shall be brought exclusively in the courts of the State of New York located in the Borough of Manhattan or the federal courts of the United States of America located in the Southern District of New York (and appellate courts thereof) and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 5.

11.         Waiver of Jury Trail. Each Party hereby waives all rights to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement, any rights or obligations hereunder or the performance of such rights and obligations. Each Party (i) certifies that no representative, agent or attorney of any Party has represented, expressly or otherwise, that such Party would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that the other Parties have been induced to enter into this Agreement and the transactions contemplated hereby by, among other things, the waivers and certifications contained herein.

12.         No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Parties hereto and any attempt to do so shall be void, except for assignments and transfers by operation of any laws. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

13.         Third-Party Beneficiaries. Each Party acknowledges and agrees that the ARC Related Parties, the Luxor Related Parties and the RCAP Related Parties are express third-party beneficiaries of the releases of such Related Parties and covenants not to sue such Related Parties contained in Section 3 of this Agreement and are entitled to enforce rights under such section to the same extent that such Related Parties could enforce such rights if they were a party to this Agreement. Except as provided in the preceding sentence, there are no third-party beneficiaries to this Agreement.

14.         Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

15.         Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached thereby, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that each Party will be entitled to specific performance to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity.

16.         Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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17.          AmEx Guarantee. Nicholas S. Schorsch has terminated use by the Company, its subsidiaries and their respective officers, directors and employees under the AmEx Contract and the Company shall indemnify and hold Nicholas S. Schorsch harmless from and against any such obligations arising out of any such use.

18.          Certain Defined Terms. For the purposes of this Agreement:

(a)          “AmEx Contract means the agreement and guaranty, dated November 25, 2013, by and between Nicholas Schorsch and American Express.

(b)          “Applicable Law” means any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guidelines or other requirement of any Governmental Authority.

(c)          “Governmental Authority” means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Securities and Exchange Commission, Commodity Futures Trading Commission or any other authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority, including Financial Industry Regulatory Authority and the New York Stock Exchange.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

RCS Capital Corporation

By:	/s/ Brian D. Jones
Name: Brian D. Jones
Title: Chief Financial Officer

RCS Capital Holdings, LLC

By:	/s/ Brian D. Jones
Name: Brian D. Jones
Title: Chief Financial Officer

Luxor Capital Partners LP

By:	/s/ Norris Nissim
Name: Norris Nissim
Title: General Counsel
Luxor Capital Group, LP, Investment Manager

AR Capital, LLC

By:	/s/ William M. Kahane
Name: William M. Kahane
Title: Managing Member

By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch

By:	/s/ Peter M. Budko
Peter M. Budko

By:	/s/ William M. Kahane
William M. Kahane

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By:	/s/ Edward M. Weil, Jr.
Edward M. Weil, Jr.

By:	/s/ Brian S. Block
Brian S. Block

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